EXHIBIT 23.6

CONSENT OF J. ALDEN ASSOCIATES, INC.

We hereby consent to the inclusion of our fairness opinion as Annex B to the Proxy Statement/Prospectus and for the Registration Statement on Form S-4 relating to the proposed merger of Mifflinburg Bancorp, Inc. and its wholly owned subsidiary Mifflinburg Bank and Trust Company with Northumberland Bancorp and its wholly owned subsidiary The Northumberland National Bank and to the references to such opinion and our firm's name in such Proxy Statement/Prospectus and Registration Statement. In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ J. Alden Associates, Inc.

January 8, 2025